As filed with the U.S. Securities and Exchange Commission on February 2, 2010
Registration Statement No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KIT digital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-3447894
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

205 Hudson Street, Suite 802
New York, New York 10013
+1 (212) 661-4111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kaleil Isaza Tuzman
Chairman and Chief Executive Officer
KIT digital, Inc.
205 Hudson Street, Suite 802
New York, New York 10013
+1 (646) 502-7484
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Spencer G. Feldman, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue – 15th Floor
New York, New York 10166
Tel: +1 (212) 801-9200; Fax: +1 (212) 801-6400

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                   Accelerated filer  ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)                Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Primary Offering: Common Stock, par value $0.0001 per share		(1)		(1)	$100,000,000		$7,130	(2)

Secondary Offering: Common Stock, par value $0.0001 per share	1,641,583 shares	(3)	$10.075	(4)	$16,538,949	(4)	$1,180

Total:					$116,538,949		$8,310

(1)
With respect to the primary offering, an indeterminate number of shares of common stock are registered for issuance by the registrant from time to time at indeterminate prices.  The aggregate offering price of common stock offered by the registrant will not exceed $100,000,000.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
With respect to the secondary offering, this registration statement also relates to an indeterminate number of shares of the registrant’s common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(4)
Estimated solely for the purpose of calculating the registration fee, and based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on February 1, 2010, in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 2, 2010

PROSPECTUS

$100,000,000 of Common Stock offered by KIT digital, Inc.

1,641,583 shares of Common Stock offered by Stockholders

We may offer and sell shares of our common stock, from time to time, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering, up to a total dollar amount of $100,000,000.  We will provide more specific terms of such offering and sale of our common stock in supplements to this prospectus.

In addition, the selling stockholders identified in this prospectus, and any of their respective pledgees, donees, transferees or other successors in interest, may offer and sell up to 1,641,583 shares of our common stock issuable upon exercise of outstanding warrants from time to time under this prospectus and any prospectus supplement.  The stockholders may offer and sell such shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.  The stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We will not receive any of the proceeds from the sale of our common stock by the stockholders, except that we will receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus.  The stockholders will pay all underwriting discounts and commissions, if any, in connection with the sale of their shares.  See “Stockholders” and “Plan of Distribution.”

Our common stock is listed for trading on each of the Nasdaq Global Market and the Prague Stock Exchange under the symbol KITD.  The closing price for our common stock on January 29, 2010, as reported by the Nasdaq Global Market, was $10.37 per share.

These shares of common stock may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods.  See “Plan of Distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of these shares in any applicable prospectus supplement.  If any agents, underwriters or dealers are involved in the sale of any shares in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement.  The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 3.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2010

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

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ABOUT THIS PROSPECTUS

 This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell shares of our common stock in one or more offerings up to a total dollar amount of $100,000,000, and the selling stockholders may from time to time sell up to 1,641,583 shares of common stock issuable upon exercise of outstanding warrants in one or more offerings. This prospectus provides you with a general description of the shares we or the selling stockholders may offer. Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the shares being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

All references to “we,” “us,” “our,” the “company” and “KIT digital” mean KIT digital, Inc., including subsidiaries, except where it is clear that the term refers only to KIT digital, Inc.

ABOUT KIT DIGITAL

KIT digital is a leading global provider of on-demand content management solutions for managing Internet Protocol (IP)-based video assets. Our comprehensive software platform, called “KIT VX” or “VX,” enables large corporate customers to acquire, manage and distribute their video assets across the three screens of the computer Internet browser, the mobile device and the set-top box enabled Internet Protocol Television (IPTV). We deliver our software platform over the Internet as a subscription service using a software-as-a-service or on-demand model, while occasionally installing our software onsite for clients as part of an enterprise license. Our software serves corporate customers across a wide variety of industries, including but not limited to media & entertainment, telecommunications, retail, consumer/packaged goods, automotive and financial services. Our clients’ use of the VX platform ranges from end-consumer focused video distribution to internal corporate deployments, including corporate communications, human resources, training, security and surveillance. As of January 26, 2010, our customer base consisted of more than 600 enterprise customers from over 30 countries, including The Associated Press, Best Buy, Bristol-Myers Squibb, Disney-ABC Television, General Motors, Google Inc., IMG Worldwide Inc., Intel, McDonald’s, News Corp., Telefonica SA, the U.S. Department of Defense, Verizon Communications and Vodafone. Our clients usually enter into long-term contracts, and our average contract length is approximately 24 months.

We were organized as a corporation under the laws of the State of Delaware in August 1998, and commenced operations in our current line of business in December 2003. Our principal executive offices are located at 205 Hudson Street, Suite 802, New York, New York 10013, and our telephone number is +1 (212) 661-4111. Our international operational headquarters is located in Prague, Czech Republic. We maintain a corporate website at www.kitd.com and an electronic brochure of our product offerings can be downloaded at www.kitd.com/brochure.pdf. Neither the contents of our website nor our brochure is part of this prospectus and should not be relied upon with respect to this offering.

RECENT DEVELOPMENTS

Preliminary Fourth Quarter and Fiscal 2009 Results

Based on preliminary unaudited information, our management expects revenue for the fourth quarter ended December 31, 2009 to increase 78% over the same quarter a year ago to approximately $16.0 million. Operating EBITDA margin is expected to exceed 15% for the fourth quarter, versus 0.3% in the same quarter a year ago.

For fiscal 2009, we expect to report revenue of approximately $47.0 million, increasing approximately 99% over the previous year. Our management expects operating EBITDA margin to substantially exceed $4.0 million. We will provide further results in our complete fourth quarter and full-year earnings press release and conference call that will be announced at a later date.

Our management calculates that, on an organic basis (prior to any financial contribution by acquisitions), we exceeded our original 2009 guidance of more than $40.0 million in revenues, with an operating cash flow margin of at least 10% for the year.

Our management uses operating EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Operating EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. We define operating EBITDA as earnings before: non-cash derivative income/loss, non-cash stock based compensation; acquisition-related restructuring costs and other non-recurring charges; impairment of property and equipment; merger and acquisition expenses; and depreciation and amortization. Other companies (including the company’s competitors) may define operating EBITDA differently. We present operating EBITDA because we believe it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Our management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of KIT digital nor is it intended to be predictive of potential future results.

January 2010 Public Offering of Shares

On January 26, 2010, we completed an underwritten public offering of 2,980,000 shares of our common stock, pursuant to our shelf registration statement on Form S-3 (No. 333-162325), which was originally filed and declared effective in October 2009, and related prospectus supplement dated January 21, 2010. Roth Capital Partners, LLC acted as sole book-running manager and representative of the several underwriters in the offering. We sold such shares in the offering at a price of $10.50 per share and received $31,290,000 in gross proceeds and approximately $28,500,000 in net proceeds, after deducting underwriting discounts, commissions, legal fees and other estimated offering expenses. The accounting impact of the public offering on our financial statements will essentially be to increase our total stockholders’ equity by approximately $28,500,000. As part of the offering, we granted the underwriters an option to purchase an additional 447,000 shares of common stock at the same price per share through February 20, 2010. We intend to utilize the net proceeds of the offering for potential acquisitions and acquisition-related costs and for working capital and general corporate purposes. Additionally, a small portion of the net proceeds may be used for the repurchase of certain outstanding warrants issued in prior private placement financings.

Listing on the Prague Stock Exchange

In tandem with the consolidation of our international operational headquarters in Prague, Czech Republic, we decided to dual list our shares of common stock on the Prague Stock Exchange, the Czech Republic’s main securities market and the second largest stock exchange in Central and Eastern Europe. On January 25, 2010, our common stock was accepted and began trading on the Main Market of the Prague Stock Exchange. Our shares trade under the symbol KITD on the Prague Stock Exchange, and may be traded interchangeably between the Nasdaq Global Market and the Prague Stock Exchange.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the following risk factors, you should carefully consider the risks, uncertainties and assumptions discussed in Item 1A. of our annual report on Form 10-K for the year ended December 31, 2008, and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.” Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. If any of the events anticipated by the risks described occur, our results of operations and financial condition could be adversely affected, which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Related to Our Business

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives, and we received a going concern qualification in our 2008 audit.

For the year ended December 31, 2008, we had revenue of $23.4 million and a net loss available to common stockholders of $19.0 million. At December 31, 2008, we had stockholders’ equity of $18.3 million, an increase of $6.9 million from December 31, 2007. Our stockholders’ equity was $29.4 million as of September 30, 2009. For the nine months ended September 30, 2009, we had revenue of $31.2 million, compared to revenue of $14.4 million for the comparable period in 2008. We had a net loss available to common stockholders of $4.35 million for the nine months ended September 30, 2009, compared to a net loss available to common stockholders of $16.5 million for the comparable 2008 period. Our independent auditors, in their report dated April 8, 2009 included in our 2008 Form 10-K, expressed doubt about our ability to continue as a going concern. There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our Internet software and services may decrease, which would reduce our revenues and harm our business. If we are unable to sell our solutions at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional revenues, our financial results will suffer.

Our operating subsidiaries have limited operating histories and therefore we cannot ensure the long-term successful operation of our business or the execution of our business plan.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the digital media software markets in which we operate. We must meet many challenges including:

•	establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue;
•	establishing and maintaining adoption of our technology on a wide variety of platforms and devices;
•	timely and successfully developing new products, product features and services and increasing the functionality and features of existing products and services;
•	developing services and products that result in high degrees of corporate client satisfaction and high levels of end-customer usage;

•	successfully responding to competition, including competition from emerging technologies and solutions;
•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services; and
•	identifying, attracting and retaining talented technical and creative services staff at reasonable market compensation rates in the markets in which we employ.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks, our business will be harmed.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base and maintain close coordination among our technical, accounting, finance, marketing and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. There may be greater strain on our systems mainly because we have acquired several businesses over the last 24 months and have had to devote significant management time and expense to the ongoing integration and alignment of management, systems, controls and marketing. To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

Our competitors may have greater financial and other resources than we do and those advantages could make it difficult for us to compete with them.

The market for IP video content management over the Internet is relatively new and constantly changing. We expect that competition will continue to intensify. Increased competition may result in price reductions, reduced margins, loss of customers and changes in our business and marketing strategies, any of which could harm our business. Current and potential competitors may have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services may enter the market at any time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce our revenue, margins or market share, any of which will harm our business. Other changes we have to make in response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners or release products and enhancements before they are thoroughly tested, any of which could harm our operating results and stock price.

If we do not successfully develop new software products and solutions, our business may be harmed.

Our business and operating results may be harmed if we fail to expand our software and services suite (either through internal product or capability development initiatives or through strategic partnerships and acquisitions) in such a way that achieves widespread market acceptance or that generates significant revenue and gross profits to offset our operating and other costs. We may not successfully identify, develop and market new product and service opportunities in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies or in new strategic partnerships, and we may not have sufficient resources to make these investments. Because the markets for our solutions are subject to rapid change, we may need to expand and/or evolve our product and service offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements and harm our business and operating results.

We may be subject to legal liability for providing third-party products, services or content.

We have certain arrangements to offer third-party products, services, content or advertising via distribution on our websites. We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate or provide access to these products, services, content or advertising. While our agreements with these parties most often provide that we will be indemnified against such liabilities, such indemnification may not be adequate or available. It is also possible that if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. While to date we have not been subject to material claims, if any potential claims do result in liability, we could be required to pay damages or other penalties, which could harm our business and operating results.

Any failure of our network could lead to significant disruptions in our services business, which could damage our reputation, reduce our revenues or otherwise harm our business.

Our business is dependent upon providing our customers with fast, efficient and reliable services. A reduction in the performance, reliability or availability of our network infrastructure may harm our ability to distribute our software to our customers, as well as our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by outages caused by fire, flood, power loss, telecommunications failure, Internet or mobile network breakdown, earthquake and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems and network communications, and our systems could be subject to greater vulnerability in periods of high employee turnover. A sudden and significant increase in traffic on our customers’ websites or demand from mobile users could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our failure to protect our network against damage from any of these events could harm our business.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on web browsers, ISPs (Internet service providers), online service providers and mobile networks to provide our clients’ end-users access to websites, IPTV and mobile content. Many of these providers have experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any such outage, delay or difficulty could adversely affect our ability to provide our software-as-a-service, which would harm our business.

We depend on various third parties to maintain much of our communications hardware and computer hardware operations. If the third parties’ hardware and operations fail, our business will be harmed.

Much of our communications hardware and computer hardware operations are operated or safeguarded by third parties. If these providers’ hardware, operations or security systems fail — particularly if they fail in unison — our reputation and business may suffer. We do not have complete backup systems for all of these hardware operations. A problem with, or failure of, our communications hardware or computer hardware operations could result in interruptions or increases in response times for our customers. If we cannot maintain our system in the event of unexpected occurrences, make necessary modifications and/or improvements to the technology, such deficiencies could have a material adverse effect upon our business, financial condition and results of operations.

We license technology from third parties. If we are unable to maintain these licenses, our operations and financial condition may be negatively impacted.

We license technology from third parties, including software that is integrated with internally developed software and used in our products to perform certain key functions. The loss of, or our inability to maintain, these licenses could result in increased costs or delay sales of our products. We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Although we do not believe that we are substantially dependent on any individual licensed technology, some of the software that we license from third parties could be difficult for us to replace. The loss of any of these technology licenses could result in delays in the license of our products until equivalent technology, if available, is developed or identified, licensed and integrated. The use of additional third-party software would require us to negotiate license agreements with other parties, which could result in higher royalty payments and a loss of product differentiation, which could negatively impact our operating results and financial condition.

We depend on content licensed to us by third parties. If we are unable to maintain these licenses, our operations and financial condition may be negatively impacted.

We rely on content provided by third parties to increase market acceptance of our products and services. Currently, our major third-party content providers are ABC News, The Associated Press, Fox and Reuters. If third parties do not develop or offer compelling content to be delivered over the Internet or wireless data networks, or grant necessary licenses to us or our customers to distribute such content, our business will be harmed and our products and services may not achieve or sustain broad market acceptance. We rely on third-party content providers to develop and offer content in formats that can be delivered using our products. We also rely entirely on third-party content for programming and content offerings. In some cases, we pay fees to obtain content for these services. We cannot guarantee that third-party content providers will continue to support our technology or offer compelling content in our formats, nor can we guarantee that we will be able to secure licenses to third-party content or that such licenses will be available at commercially reasonable rates, to encourage and sustain broad market acceptance of our products and services. The failure to do so could negatively impact our business operations and financial condition.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not registered patents or copyrights on any of the software or technology we have developed. We rely upon confidentiality agreements signed by our employees, consultants and third parties, and trade secret laws of general applicability, to safeguard our software and technology. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially harm our operations and financial condition.

If we are unable to retain the services of Kaleil Isaza Tuzman or Gavin Campion or if we are unable to successfully recruit qualified personnel, we may not be able to continue operations.

Our success depends to a significant extent upon the continued service of Kaleil Isaza Tuzman, our Chairman and Chief Executive Officer, and Gavin Campion, our President. The loss of the services of Messrs. Isaza Tuzman or Campion could have a material adverse effect on our growth, revenues and prospective business. We have entered into an executive management agreement with KIT Capital, Ltd., an entity controlled by Mr. Isaza Tuzman, including the services of Mr. Isaza Tuzman and other KIT Capital personnel, pursuant to which Mr. Isaza Tuzman serves as our Chief Executive Officer, for a term of three years scheduled to expire in January 2011. We have also entered into an employment agreement with Mr. Campion. If either Mr. Isaza Tuzman or Mr. Campion were to resign or we are unable to retain either of their services beyond the term of their respective agreement with us, the loss could result in loss of sales, delays in new product development and diversion of management resources, and we could face high costs and substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. In addition, in order to successfully implement and manage our business plan, we are dependent upon, among other things, successfully recruiting qualified personnel who are familiar with the specific issues facing the IP video enablement industry. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage our business, and skilled software engineers to further our research and development efforts. Competition for qualified personnel is intense. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

We may not have successfully integrated recent acquisitions to realize the full benefits of the combined business.

Our acquisitions of FeedRoom, Nunet AG, Visual Connection, Kamera Content, Morpheum and Narrowstep involve the integration of businesses that have previously operated separately. The difficulties of combining the operations of these businesses have included:

•	the challenge of effecting technical integration while carrying on the ongoing businesses;
•	the necessity of coordinating geographically separate organizations; and
•	effective integration of personnel with diverse business backgrounds.

The process of completing the integration of these businesses could cause an interruption of, or loss of momentum in, the activities of our company and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisitions and the integration of these operations could have an adverse effect on our business, financial condition or results of operations.

Our growth strategy depends, in part, on our acquiring businesses, products and technologies and expanding their existing operations, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire or invest in businesses, products and technologies. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable businesses or assets to buy;
•	complete the purchase of those businesses on terms acceptable to us;
•	complete the acquisition(s) in the time frame and within the budget we expect; and
•	improve the results of operations of each of the businesses that we buy and successfully integrate its operations on an accretive basis.

There can be no assurance that we will be successful in any or all of the factors above. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. We may not be able to find appropriate acquisition candidates, accretively acquire those candidates that we identify or integrate acquired businesses effectively and profitably.

Fluctuations in foreign currency exchange rates affect our operating results in U.S. dollar terms.

A portion of our revenues arises from international operations. Revenues generated and expenses incurred by our international subsidiaries are often denominated in the currencies of the local countries. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as the financial results of our international subsidiaries are translated from local currencies into U.S. dollars. In addition, our financial results are subject to changes in exchange rates that impact the settlement of transactions in non-local currencies.

We may be required to record a significant charge to earnings if our goodwill or amortizable intangible assets become impaired.

We are required under U.S. generally accepted accounting principles to test goodwill for impairment at least annually and to review our amortizable intangible assets for impairment when events or changes in circumstance indicate the carrying value may not be recoverable. Factors that could lead to impairment of goodwill and amortizable intangible assets include significant adverse changes in the business climate and declines in the financial condition of our business. We have recorded and may be required in the future to record additional charges to earnings if a portion of our goodwill or amortizable intangible assets becomes impaired. Any such charge would adversely impact our financial results.

Our international operations are subject to increased risks which could harm our business, operating results and financial condition.

In addition to uncertainty about our ability to continue to generate revenues from our foreign operations and expand our international market position, there are risks inherent in doing business internationally, including:

•	trade barriers and changes in trade regulations;
•	difficulties in developing, staffing and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural differences;
•	the need to comply with varied local laws and regulations;
•	longer payment cycles;
•	possible credit risk and higher levels of payment fraud;
•	profit repatriation restrictions and foreign currency exchange restrictions;
•	political or social unrest, economic instability or human rights issues;
•	geopolitical events, including acts of war and terrorism;
•	import or export regulations;

•	compliance with U.S. laws (such as the Foreign Corrupt Practices Act) and local laws prohibiting corrupt payments to government officials;
•	laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses; and
•	different and more stringent user protection, data protection, privacy and other laws.

Violations of complex foreign and U.S. laws and regulations that apply to our international operations could result in fines, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business and damage to our reputation.

Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies. These risks inherent in our international operations and expansion increase our costs of doing business internationally and could result in harm to our business, operating results and financial condition.

Risks Related to Our Securities and this Offering

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that this offering will have on the volume or trading price of our common stock. We cannot provide assurance that a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

Shares of common stock issuable pursuant to our stock options and warrants may adversely affect the market price of our common stock.

As of February 1, 2010, we had outstanding under our 2004 Stock Option Plan and 2008 Incentive Stock Plan stock options to purchase an aggregate of 1,104,544 shares of common stock and outstanding warrants to purchase 5,144,692 shares of common stock (for which cash would need to be remitted to us for exercise). The exercise of the stock options and warrants and the sales of common stock issuable pursuant to them, would further reduce a stockholder’s percentage voting and ownership interest in our company.

The stock options and warrants are likely to be exercised when our common stock is trading at a price that is higher than the exercise price of these options and warrants, and we would be able to obtain a higher price for our common stock than we will receive under such options and warrants. The exercise, or potential exercise, of these options and warrants could adversely affect the market price of our common stock and adversely affect the terms on which we could obtain additional financing.

The large number of shares eligible for future sale may adversely affect the market price of our common stock.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities. As of February 1, 2010, there were 13,896,282 shares of our common stock issued and outstanding. Substantially all of these shares are freely transferable. Our executive officers and directors own (of record) approximately 2,508,529 shares of common stock, or 18.1% of our voting stock, which would be eligible for resale, subject to the volume and manner of sale limitations of Rule 144 of the Securities Act.

Our shares of common stock are traded on more than one exchange and this may result in price variations.

Our common stock is listed for trading on the Nasdaq Global Market and, more recently, on the Prague Stock Exchange. Trading in our shares on these exchanges will be made in different currencies (U.S. dollars on the Nasdaq Global Market, and Czech koruna on the Prague Stock Exchange), and at different times (resulting from different time zones and sometimes different trading days caused by different public holidays in the United States and the Czech Republic). The trading prices of our shares on these two exchanges may differ due to these and other factors. Any decrease in the trading price of our shares on one of these markets could cause a decrease in the trading price of our shares on the other market.

We have provisions in our certificate of incorporation that substantially eliminate the personal liability of members of our board of directors for violations of their fiduciary duty of care as a director and that allow us to indemnify our officers and directors. This could make it very difficult for you to bring any legal actions against our directors for such violations or could require us to pay any amounts incurred by our directors in any such actions.

Pursuant to our certificate of incorporation, members of our board of directors will have no liability for violations of their fiduciary duty of care as a director, except in limited circumstances. This means that you may be unable to prevail in a legal action against our directors even if you believe they have breached their fiduciary duty of care. In addition, our certificate of incorporation allows us to indemnify our directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Since some members of our board of directors are not residents of the United States and certain of our assets are located outside of the United States, you may not be able to enforce any U.S. judgment for claims you may bring against such directors or assets.

Four members of our board of directors are primary residents of either Australia, the Czech Republic, the United Arab Emirates or the United Kingdom, and a material portion of our assets and a substantial portion of the assets of these directors are located outside the United States. As a result, it may be more difficult for you to enforce a lawsuit within the United States against these non-U.S. residents than if they were residents of the United States. Also, it may be more difficult for you to enforce any judgment obtained in the United States against our assets or the assets of our non-U.S. resident directors located outside the United States than if these assets were located within the United States. We cannot assure you that foreign courts would enforce liabilities predicated on U.S. federal securities laws in original actions commenced in such foreign jurisdiction, or judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws.

Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers and directors currently beneficially own 33.9% of our common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. You should not buy our stock if you are expecting to receive cash dividends.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except to the extent required by U.S. federal securities laws.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of the shares of our common stock:

•	to purchase outstanding warrants issued in prior private placement financings from certain warrant holders;

•
to finance the costs of acquiring or investing in competitive and complementary businesses, products and technologies as a part of our growth strategy (although we have no current commitments or agreements with respect to any such acquisitions or investments); and

•	for working capital and general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these shares. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of these shares may change, and if they do, we will update this information in a prospectus supplement.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will, however, receive proceeds of up to an aggregate amount of approximately $11,490,000 on exercise of outstanding warrants for shares of common stock covered by this prospectus (which warrants, if registered, may only be exercised for cash). Any proceeds received by us from the exercise of the warrants will be used for general corporate purposes.

STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of February 1, 2010, the number of shares of common stock covered by this prospectus on behalf of the stockholders and the total number of shares of common stock that the stockholders will beneficially own upon completion of the offering. Except as set forth in the footnotes to the table, the stockholders acquired their securities in our May 2008 financing, as described below. Other than as set forth in the following table, the stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. This table assumes that the stockholders will offer for sale all of the shares of common stock covered by this prospectus.

The common stock may be offered under this prospectus from time to time by the selling stockholders, or by any of their respective pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the stockholders, or on our records, as of February 1, 2010, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

On May 8, 2008, we entered into a securities purchase agreement pursuant to which we sold 2,142,858 units to 35 accredited investors (the “May 2008 financing”). Each unit was composed of one share of common stock and a five-year warrant to purchase one share of common stock. The units were sold at a price of $7.00 per unit or an aggregate of $15,000,000. The warrants had an original exercise price of $11.90 per share. The warrants provided the investors with “full ratchet” anti-dilution protection as to the warrant exercise price and the number of shares underlying each warrant. In August 2009, we sold an aggregate of 4,554,000 shares of our common stock in an underwritten public offering at a purchase price of $7.00 per share. As a result, the exercise price of the warrants issued in the May 2008 financing was reduced to $7.00 per share and the number of shares underlying each warrant was increased by a multiple of 1.7. We previously filed a registration statement on Form S-1 (No. 333-152423, effective December 5, 2009) with respect to the common stock and warrants sold in our May 2008 financing, but prior to the anti-dilution adjustment to the warrant shares noted above. This registration statement is being filed to register all the shares of common stock issuable upon exercise of the warrants previously registered in connection with the May 2008 financing that remain unexercised or unsold as of the date hereof, plus the additional shares issuable upon exercise of those warrants resulting from the anti-dilution adjustment that were not so registered.

The exercise of the warrants issued in the May 2008 financing are subject to certain beneficial ownership limitations. A holder of a warrant in the May 2008 financing may not exercise such warrant to the extent that the holder and its affiliates would beneficially own in excess of 4.99% of our common stock outstanding immediately after giving effect to such exercise. For purposes of this 4.99% limitation, beneficial ownership is calculated as set forth in Exchange Act Rule 13d-3, except that the aggregate number of shares of common stock beneficially owned by such holder and its affiliates will exclude shares of common stock which would be issuable upon (i) exercise of any remaining, unexercised portion of the warrant issued to such holder and its affiliates in the May 2008 financing and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of our company beneficially owned by the holder and its affiliates which are subject to a limitation on conversion or exercise analogous to the 4.99% limitation contained in the warrants issued in the May 2008 financing. By written notice to us, a holder may from time to time increase or decrease the 4.99% limitation to any other percentage not in excess of 9.99%; provided that any such change will not be effective until the 61st day after such notice is delivered to us. The 4.99% and 9.99% ownership limitations do not prevent a stockholder from selling some of its holdings and then receiving additional shares. In this way, a stockholder could sell more than the 4.99% and 9.99% ownership limitation while never holding more than this limit. For purposes of this table, the “Number of Shares of Common Stock Beneficially Owned Prior to the Offering” includes the shares underlying the warrants issued in the May 2008 financing, despite the fact that all or a portion of such warrants may not be exercisable until the 61st day following delivery of prior written notice by a holder of such warrants if the exercise of such warrants would cause the holder and its affiliates to exceed the 4.99% ownership limitation (and thus all or a portion of such shares technically may not be deemed to be “beneficially owned” under Exchange Act Rule 13d-3 until one day after such notice is given).

We have been advised that none of the stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. or an affiliate of a broker-dealer.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

Name of Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After the Offering (1) (Number)	Shares of Common Stock Beneficially Owned After the Offering (1) (Percent)
Atlas Master Fund, Ltd.(3)	121,429	121,429	—	*

British Columbia Investment Management Corporation (nominee: Hare & Co.) (4)	144,409	29,940	114,469	*

Cape One Financial LP (5)	48,572	48,572	—

Castlerigg Master Investments Ltd. (6)	490,572	490,572	—	*

Charles L. Abry (7)	12,143	12,143	—	*

Del Rey Management LP (8)	48,572	48,572	—	*

Dow Employees’ Pension Plan (nominee: Kane & Co.) (9)	126,981	38,746	88,235	*

Forte Capital Partners, LLC (10)	48,572	48,572	—	*

Hale Capital Partners, LP (11)	12,143	12,143	—	*

Iroquois Master Fund Ltd. (12)	36,429	36,429	—	*

Katie & Adam Bridge Partners LP (13)	19,286	12,143	7,143	*

Lockheed Martin Corporation Master Retirement Trust (nominee: Ell & Co.) (14)	41,966	17,280	24,686	*

New York State Nurses Association Pension Plan (nominee: Ell & Co.) (15)	54,726	12,780	41,946	*

Newport Micro Fund II, LLC (16)	20,000	20,000	—	*

Oregon Public Employees Retirement Fund (nominee: Westcoast & Co.) (17)	210,266	50,466	159,800	1.1%

Public Sector Pension Investment Board (nominee: Mac & Co.) (18)	28,080	28,080	—	*

Retirement Plan for Employees of Union Carbide Corporation and its Participating Subsidiary Companies (nominee: Kane & Co.) (19)	51,887	20,886	31,001	*

Sands Brothers Venture Capital II, LLC (20)	38,572	24,286	14,286	*

Sands Brothers Venture Capital III, LLC (21)	77,144	48,572	28,572	*

Sands Brothers Venture Capital IV, LLC (22)	38,572	24,286	14,286	*

Sovereign Capital Advisors, LLC (23)	65,639	36,429	29,210	*

Stella Advisors AB (24)	251,176	242,867	8,309	*

Radian Group Inc. (nominee: Ell & Co.) (25)	40,376	7,927	32,449	*

The Robert Wood Johnson Foundation (nominee: Mac & Co.) (26)	12,946	12,946	—	*

Truk International Fund, LP (27)	23,679	23,679	—	*

Truk Opportunity Fund, LLC (28)	61,322	61,322	—	*

Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio (nominee: Finwell & Co.) (29)	323,395	76,020	247,375	1.8%

Wellington Trust Company, National Association Multiple Common Trust Funds, Emerging Companies Portfolio (nominee: Landwatch & Co.) (30)	109,716	34,496	75,220	*

Total Shares Offered		1,641,583

*	Less than 1% of outstanding shares.

(1)
We do not know when or in what amounts the selling stockholders may offer shares for sale. The stockholders may not sell any or all of the shares offered by this prospectus. Because the stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the stockholders.

(2)	Based on 13,896,282 shares of our common stock outstanding as of February 1, 2010.

(3)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Scott Schroeder, Director, has voting and dispositive control over the securities held by Atlas Master Fund, Ltd.

(4)
Represents (a) 114,469 shares of common stock and (b) 29,940 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(5)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Reid Drescher, the Managing Member, has voting and dispositive control over the securities held by Cape One Financial LP.

(6)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Sandell Asset Management Corp. (“SAMC”) is the investment manager of Castlerigg Master Investments Ltd. (“Castlerigg Master”). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master. Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“Holdings”). Holdings is the controlling shareholder of Castlerigg Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master. Each of SAMC, Mr. Sandell, Holdings and Castlerigg International disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described above.

(7)	Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing.

(8)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Gregory A. Bied, the Managing Partner, has voting and dispositive control over the securities held by Del Rey Management LP.

(9)
Represents (a) 88,235 shares of common stock and (b) 38,746 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(10)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Daniel McKelvey, Managing Partner, has voting and dispositive control over the securities held by Forte Capital Partners, LLC.

(11)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Anthony Cirurgiao, Chief Operating Officer, has voting and dispositive control over the securities held by Hale Capital Partners, LP.

(12)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Joshua Silverman has voting and dispositive control over the securities held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the securities held by Iroquois Master Fund Ltd.

(13)
Represents (a) 7,143 shares of common stock and (b) 12,143 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Scott Baily has voting and dispositive control over the securities held by Katie & Adam Bridge Partners LP.

(14)
Represents (a) 24,686 shares of common stock and (b) 17,280 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(15)
Represents (a) 41,946 shares of common stock and (b) 12,780 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client account.

(16)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. J. Scott Liolios, Managing Member, has voting and dispositive control over the securities held by Newport Micro Fund II, LLC.

(17)
Represents (a) 159,800 shares of common stock and (b) 50,466 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(18)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(19)
Represents (a) 31,001 shares of common stock and (b) 20,886 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(20)
Represents (a) 14,286 shares of common stock and (b) 24,286 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Scott Baily has voting and dispositive control over the securities held by Retirement Plan for Employees of Sands Brothers Venture Capital II, LLC.

(21)
Represents (a) 28,572 shares of common stock and (b) 48,572 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Scott Baily has voting and dispositive control over the securities held by Retirement Plan for Employees of Sands Brothers Venture Capital III, LLC.

(22)
Represents (a) 14,286 shares of common stock and (b) 24,286 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Scott Baily has voting and dispositive control over the securities held by Retirement Plan for Employees of Sands Brothers Venture Capital IV, LLC.

(23)
Represents (a) 29,210 shares of common stock and (b) 36,429 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Stan Tera, President, has voting and dispositive control over the securities held by Retirement Plan for Employees of Sovereign Capital Advisors, LLC.

(24)
Represents (a) 8,309 shares of common stock and (b) 242,867 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Henrik Sundberg, Chief Executive Officer, has voting and dispositive control over the securities held by Stella Advisors AB.

(25)
Represents (a) 32,449 shares of common stock and (b) 7,927 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(26)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(27)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Steven Saltzstein has voting and dispositive control over the securities held by Truk International Fund, LP.

(28)
Represents shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Steven Saltzstein has voting and dispositive control over the securities held by Truk Opportunity Fund, LLC.

(29)
Represents (a) 247,375 shares of common stock and (b) 76,020 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(30)
Represents (a) 75,220 shares of common stock and (b) 34,496 shares of common stock issuable upon exercise of warrants purchased in our May 2008 financing. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

THE SECURITIES WE MAY OFFER

The description of the shares of common stock contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the shares that we may offer. We will describe in the applicable prospectus supplement relating to any shares of common stock the particular terms of the shares offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the shares may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the shares of common stock, and the securities exchange, if any, on which the shares will be listed.

With respect to the primary offering, we may sell from time to time, in one or more offerings, shares of our common stock. The total dollar amount of the shares that we may issue will not exceed $100,000,000. This prospectus may not be used to consummate a sale of our common stock unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and by-laws, each as amended to date, which we refer to as our “certificate of incorporation” and “by-laws.”

General

We are a Delaware corporation. Under our certificate of incorporation, we have authority to issue 30,000,000 shares of common stock, par value $0.0001 per share. We do not have any authorized preferred stock.

As of February 1, 2010, there were issued and outstanding:

•	13,896,282 shares of common stock;

•	stock options to purchase 1,104,544 shares of common stock at a weighted average exercise price of $7.92 per share; and

•	warrants to purchase 5,144,692 shares of common stock (for which cash would need to be remitted to us for exercise), at a weighted average exercise price of $11.91 per share.

Voting; Dividends; Other Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Holders of shares of our common stock are entitled to receive dividends ratably when, as, and if declared by the board of directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are, and the shares of common stock being sold in this offering will be, when issued, validly authorized and issued, fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its address is 17 Battery Place, New York, New York, 10004, telephone number +1 (212) 509-4000.

Listing

Our common stock is listed for trading on each of the Nasdaq Global Market and the Prague Stock Exchange under the symbol KITD.

ANTI-TAKEOVER LAW, LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Disclosure of the SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell shares of our common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We or the selling stockholders may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. We or the selling stockholders may distribute shares of our common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of our common stock, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the shares of our common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the shares of common stock may be listed.

Only underwriters named in the prospectus supplement are underwriters of the shares of common stock offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the shares of common stock for their own account and may resell the shares from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. We or the selling stockholders may offer the shares of common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the shares offered by the prospectus supplement, other than shares covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We or the stockholders may use underwriters with whom we have or the stockholders have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or the selling stockholders may sell shares of our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares and we will describe any commissions we or the stockholders will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of its appointment.

We or the selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of common stock from us or from the stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we or the stockholders must pay for solicitation of these contracts in the prospectus supplement.

We or the selling stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us or the stockholders in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market-makers on the Nasdaq Global Market may engage in passive market-making transactions in the common stock on the Nasdaq Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market-makers must comply with applicable volume and price limitations and must be identified as passive market-makers. In general, a passive market-maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market-maker’s bid, however, the passive market-maker’s bid must then be lowered when certain purchase limits are exceeded.

In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit any timing of our and any stockholder’s purchases and sales of the shares. We will make copies of this prospectus available to the stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us or the selling stockholders in the ordinary course of our business.

In connection with the sale of shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of shares of common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver shares to close out its short positions provided it has met its prospectus delivery obligations at the time of the short sale.  The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell the shares offered hereby.  The stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  The stockholders may also sell the shares in privately negotiated transactions, through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through an exchange distribution in accordance with the rules of the applicable exchange, ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, to broker-dealers who may agree with the stockholders to sell a specified number of such shares at a stipulated price per share or a combination of any of the foregoing methods described in this paragraph.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and those sales conform to the requirements of that rule.

From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell some or all of the shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, which amends the list of stockholders to include the pledgees, transferees or other successors-in-interest as the selling stockholders under this prospectus.

The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees, donees or other successors-in-interest will be the reselling beneficial owners for purposes of this prospectus.

To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus.  Such supplement will disclose:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

EXPERTS

The consolidated financial statements of KIT digital, Inc. included in our annual report on Form 10-K for the year ended December 31, 2008, have been audited by MSPC, independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, as our counsel, will pass upon certain legal matters, including the legality of the shares of common stock offered by this prospectus and any prospectus supplement.  If the shares are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.  The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Our Internet address is www.kitd.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our annual report on Form 10-K, as amended, for the year ended December 31, 2008;

(2)	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(3)
Our current reports on Form 8-K, filed with the SEC on January 14, 2009, March 16, 2009, June 1, 2009, July 22, 2009, July 22, 2009, September 2, 2009, September 11, 2009, October 2, 2009, October 6, 2009, October 9, 2009, October 14, 2009, December 7, 2009, December 22, 2009, December 28, 2009 and January 21, 2010;

(4)	Our preliminary information statement on Schedule 14C filed with the SEC on February 4, 2009;

(5)	Our definitive information statements on Schedule 14C filed with the SEC on February 12, 2009 and February 12, 2009;

(6)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(7)	The description of our common stock contained in our registration statement on Form 8-A filed on August 11, 2009, and any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

KIT digital, Inc.
205 Hudson Street, Suite 802
New York, New York 10013
Attention: Mr. Kaleil Isaza Tuzman
Chairman and Chief Executive Officer
+1 (212) 661-4111

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.               Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC registration fee	$8,130
Legal fees and expenses (1)	20,000
Accounting fees and expenses (1)	2,500
Printing fees and expenses (1)	1,500
Transfer agent fees and expenses	1,000
Miscellaneous expenses	1,870

Total expenses	$35,000

(1)	Does not include expenses in connection with preparing prospectus supplements and offering shares of common stock pursuant thereto.

Item 15.               Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal.  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our certificate of incorporation and by-laws provide that we will indemnify, to the fullest extent permitted by the DGCL, each director or officer of our company, whom we refer to as an “Indemnitee.”  Such indemnification includes payment by us, in advance of the final disposition of a civil or criminal action, suit, or proceeding, of expenses incurred by a director or officer in defending such action, suit, or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such payment if it is ultimately determined that he or she is not entitled to be indemnified by us.

Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

II-1

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorney’s fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by our company in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company.  We may also advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that our board of directors of the registrant deems appropriate.

Reference is made to “Undertakings” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended.

Item 16.               Exhibits.

The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-3.

Item 17.               Undertakings.

 The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)           That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of February 2010.

KIT DIGITAL, INC.

By:	/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chairman and Chief Executive Officer
(principal executive officer)

/s/ Robin Smyth
Robin Smyth
Chief Financial Officer
(principal financial and accounting officer)

We, the undersigned officers and directors of KIT digital, Inc., hereby severally constitute and appoint Kaleil Isaza Tuzman and Robin Smyth and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable KIT digital, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kaleil Isaza Tuzman	Chairman and Chief Executive Officer	February 1, 2010
Kaleil Isaza Tuzman	(Principal Executive Officer)

/s/ Gavin Campion	President and Director	February 1, 2010
Gavin Campion

/s/ Robin Smyth	Chief Financial Officer and Director	February 1, 2010
Robin Smyth	(Principal Financial Officer)

/s/ Kamal El-Tayara	Director	February 1, 2010
Kamal El-Tayara

/s/ Steven G. Felsher	Director	February 1, 2010
Steven G. Felsher

/s/ Daniel W. Hart	Director	February 1, 2010
Daniel W. Hart

/s/ Lars Kroijer	Director	February 1, 2010
Lars Kroijer

/s/ Wayne Walker	Director	February 2, 2010
Wayne Walker

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

**1.1	Form of Underwriting Agreement, Placement Agency Agreement, Dealer-Manager Agreement, Distribution Agreement or similar agreement.

3.1	Certificate of Incorporation of Virilitec Industries, Inc.(1)

3.2	Certificate of Amendment of Certificate of Incorporation of Virilitec Industries, Inc. filed with the State of Delaware on October 31, 2003.(2)

3.3	Certificate of Amendment to the Amended Certificate of Incorporation of Virilitec Industries, Inc. filed with the State of Delaware on February 18, 2004.(2)

3.4	Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock, filed with the State of Delaware on March 9, 2005.(3)

3.5	Amendment to the Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock, filed with the State of Delaware on October 30, 2005.(4)

3.6	Certificate of Amendment to Amended Certificate of Incorporation, effective as of October 3, 2005.(4)

3.7	By-laws(1)

3.8	Amendment to By-laws.(5)

*5.1	Opinion of Greenberg Traurig, LLP, counsel to the Registrant, as to the legality of the shares of common stock.

*23.1	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).

*23.2	Consent of MSPC, Independent Registered Public Accounting Firm.

*24.1	Power of Attorney (set forth on signature page of the registration statement).

*	Filed herewith.

**
To be subsequently filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference to this registration statement, including a current report on Form 8-K.

(1)	Incorporated by reference to Form 10-SB (File No. 000-25659), filed with the SEC on March 29, 1999.
(2)	Incorporated by reference to Form SB-2 (File No. 333,120605), filed with the SEC on November 18, 2004.
(3)	Incorporated by reference to Form 8-K, filed with the SEC on March 14, 2005.
(4)	Incorporated by reference to Form 8-K, filed with the SEC on October 4, 2005.
(5)	Incorporated by reference to Form 8-K, filed with the SEC on June 1, 2009.